Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:
Greg Burns                John Griek
Media Relations          Investor Relations
(847) 402-5600                (847) 402-2800

Allstate Finishes 2016 with Strong Profitability
Company continues to build long-term growth platforms

NORTHBROOK, Ill., February 1, 2017 – The Allstate Corporation (NYSE: ALL) today reported financial results for the fourth quarter and full year of 2016. The financial highlights:

The Allstate Corporation Consolidated Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except per share data and ratios)	2016	2015	% / pts Change	2016	2015	% / pts Change
Consolidated revenues	$9,278	$8,691	6.8	$36,534	$35,653	2.5
Net income applicable to common shareholders	811	460	76.3	1,761	2,055	(14.3)
per diluted common share	2.18	1.18	84.7	4.67	5.05	(7.5)
Operating income*	807	625	29.1	1,838	2,113	(13.0)
per diluted common share*	2.17	1.60	35.6	4.87	5.19	(6.2)
Return on common shareholders’ equity
Net income applicable to common shareholders				9.5%	10.6%	(1.1) pts
Operating income*				10.4%	11.6%	(1.2) pts
Book value per common share				50.77	47.34	7.2
Property-Liability combined ratio
Recorded	89.9	92.0	(2.1) pts	96.1	94.9	1.2 pts
Underlying combined ratio* (excludes catastrophes, prior year reserve reestimates and amortization of purchased intangibles)	87.7	87.4	0.3 pts	87.9	88.7	(0.8) pts
Catastrophe losses	303	358	(15.4)	2,572	1,719	49.6

*
Measures used in this release that are not based on accounting principles generally accepted in the United States of America (“non-GAAP”) are denoted with an asterisk and defined and reconciled to the most directly comparable GAAP measure in the “Definitions of Non-GAAP Measures” section of this document.

"Allstate's ability to execute operational improvements in a challenging environment delivered excellent results in 2016,” said Tom Wilson, chairman and chief executive officer of The Allstate Corporation. “In the fourth quarter, net income was $811 million, with operating earnings per share* of $2.17. For the full year, net income was $1.76 billion and operating income* was $1.84 billion on total revenues of $36.5 billion. Overall insurance policies in force declined modestly as strong growth at Allstate Benefits was more than offset by a decline in Property-Liability insurance caused by auto profit improvement actions. The recorded combined ratio for the year was 96.1 as the impact of an $853 million increase in catastrophe losses was partially offset by good underlying insurance margins. The full-year underlying combined ratio* of 87.9 was at the favorable end of our annual outlook range of 88-90, as the auto profit improvement plan was on pace, homeowners margins were maintained and expenses were well controlled. Continuation of these initiatives are expected to result in an annual underlying combined ratio* of 87-89(1) for 2017.

__________
(1) A reconciliation of this non-GAAP measure to the combined ratio, a GAAP measure, is not possible on a forward-looking basis because it is not possible to provide a reliable forecast of catastrophes, and prior year reserve reestimates are expected to be zero because reserves are determined based on our best estimate of ultimate loss reserves as of the reporting date.

“Proactive management of the investment portfolio in a volatile environment generated a total return of 4.4% for 2016. We simultaneously broadened the company's strategic platforms, forming Arity to leverage capabilities in the developing telematics business in 2016 and acquiring SquareTrade in January 2017 to expand our protection offerings to include consumer devices. Shareholders were served well by returning $1.8 billion of capital through dividends and share repurchases. Allstate continues to invest in our people and communities, in keeping with our view that corporations can do more,” concluded Wilson.

Full Year 2016 Financial Highlights

•	Total 2016 revenue of $36.5 billion reflected a 3.3% increase in property-liability insurance premium and a 5.4% increase in Allstate Financial premium and contract charges compared to the prior year.

•
Property-liability net written premium increased 2.4% in 2016 compared to 2015, as the average auto insurance premium increase of 6.3% in the Allstate Brand was offset by a 2.8% decline in policies in force across all three underwriting brands.

•
Total return on the $81.8 billion investment portfolio was a strong 4.4% for 2016, despite continued low market yields. Net investment income of $3.0 billion was 3.6% lower than in 2015, primarily due to a shortening of the fixed income portfolio duration and a shift to equity investments that will optimize long-term returns per unit of risk. Performance-based investments, which includes private equity and real estate, grew by 17.2% to $6.0 billion and generated $611 million of net investment income, which was $13 million higher than 2015. Total realized capital losses of $90 million were recognized for the year, as impairment losses were partially offset by net realized gains on sales.

•
Net income applicable to common shareholders was $1.8 billion, or $4.67 per diluted share in 2016, compared to $2.1 billion, or $5.05 per diluted share in 2015, as higher catastrophe losses and lower investment income more than offset the improvement in the underlying combined ratio.

•
Total operating income* was $1.8 billion, or $4.87 per diluted share in 2016, compared to $2.1 billion, or $5.19 per diluted share in 2015. Property-liability underwriting income of $1.2 billion for 2016 was $349 million lower than the prior year, due to an $853 million increase in pre-tax catastrophe losses, partially offset by improved underlying combined ratios across all three brands. The Allstate brand auto underlying combined ratio* improved 0.9 points for the year. The Esurance auto underlying combined ratio* of 102.4 improved 5.1 points in 2016 compared to 2015. Allstate Financial operating income of $448 million for 2016 was $61 million lower than 2015, due primarily to lower fixed income portfolio yields.

Operating Results: Fourth Quarter 2016

•	Total revenue of $9.3 billion in the fourth quarter of 2016 increased by 6.8% compared to the prior year quarter.

◦	Property-liability insurance premiums increased 2.8%.

◦	Allstate Financial premiums and contract charges rose 4.9%.

◦	Net investment income increased 12.8%.

◦	Realized capital gains were $2 million, compared to losses of $250 million in the prior year quarter.

•
Net income applicable to common shareholders was $811 million, or $2.18 per diluted share, in the fourth quarter of 2016, compared to $460 million, or $1.18 per diluted share, in the fourth quarter of 2015. Operating income* was $807 million in the fourth quarter of 2016, compared to $625 million in the fourth quarter of 2015.

•
Property-liability net income of $761 million was $268 million higher than the fourth quarter of 2015. Underwriting income of $796 million was $185 million above the prior year quarter, driven by a lower loss ratio and partially offset by a higher expense ratio. The lower loss ratio was primarily driven by higher average premium, improved loss trends, lower catastrophes and larger favorable prior year reserve releases.

◦
The underlying combined ratio* of 87.7 for the fourth quarter of 2016 was 0.3 points higher than the fourth quarter of 2015, reflecting an increased expense ratio, driven by investments in growth, and an increased Allstate brand homeowners underlying combined ratio as compared to a very favorable fourth quarter of 2015. This was partially offset by improved Allstate brand auto loss trends.

Property-Liability Results
	Three months ended December 31,			Twelve months ended December 31,
(% to earned premiums)	2016	2015	pts Change	2016	2015	pts Change
Recorded Combined Ratio	89.9	92.0	(2.1) pts	96.1	94.9	1.2 pts
Allstate Brand Auto	95.3	98.6	(3.3) pts	98.6	98.9	(0.3) pts
Allstate Brand Homeowners	68.7	71.0	(2.3) pts	83.7	78.6	5.1 pts
Allstate Brand Other Personal Lines	87.1	80.3	6.8 pts	89.6	87.5	2.1 pts
Esurance	105.0	107.0	(2.0) pts	107.5	110.3	(2.8) pts
Encompass	90.0	95.5	(5.5) pts	99.9	102.0	(2.1) pts
Underlying Combined Ratio*	87.7	87.4	0.3 pts	87.9	88.7	(0.8) pts
Allstate Brand Auto	96.1	97.6	(1.5) pts	96.4	97.3	(0.9) pts
Allstate Brand Homeowners	59.1	56.0	3.1 pts	59.5	60.5	(1.0) pts
Allstate Brand Other Personal Lines	76.7	71.9	4.8 pts	78.5	78.8	(0.3) pts
Esurance	105.0	105.3	(0.3) pts	105.2	108.4	(3.2) pts
Encompass	90.7	92.3	(1.6) pts	90.3	92.6	(2.3) pts

◦
Allstate brand auto net written premium growth of 3.9% in the fourth quarter of 2016 reflects a 7.0% increase in average premium, which more than offset a 2.9% decline in policies in force. The recorded combined ratio of 95.3 in the fourth quarter of 2016 was 3.3 points better than the prior year quarter and was favorably impacted by 2.0 points of prior year reserve reestimates in addition to favorable current accident year reserve development. The underlying combined ratio* in the fourth quarter of 2016 was 1.5 points better than the fourth quarter of 2015, due to higher average premium and moderating loss costs, partially offset by higher expenses. Quarterly profitability results are subject to fluctuations due to items such as abnormal weather patterns, reserve reestimates and expense timing, while full year results are often less volatile.

◦
Allstate brand homeowners net written premium increased slightly in the fourth quarter of 2016 compared to the fourth quarter of 2015, as average premium increased by 1.5% while policies in force declined by 1.2%. The recorded combined ratio of 68.7 in the fourth quarter of 2016 was 2.3 points better than the prior year quarter due to lower catastrophe losses and higher favorable prior year reserve reestimates. The underlying combined ratio* of 59.1 in the fourth quarter of 2016 continued to reflect strong underlying profitability.

◦
Allstate brand other personal lines net written premium increased 4.5% in the fourth quarter of 2016, while overall policies in force declined 0.1%. The recorded combined ratio was 87.1 in the fourth quarter of 2016, an increase of 6.8 points compared to the prior year quarter due primarily to higher expenses, elevated catastrophes and unfavorable prior year reserve development. The underlying combined ratio* was 76.7 in the fourth quarter of 2016.

◦
Esurance net written premium growth of 5.6% compared to the prior year quarter reflects a 5.5% increase in auto average premium and a modest increase in policies in force. The recorded combined ratio of 105.0 was 2.0 points lower in the fourth quarter of 2016, primarily driven by a lower expense ratio that was partially offset by a higher loss ratio. The auto loss ratio of 76.0 in the fourth quarter was 0.8 points higher than the prior year quarter, as increased auto frequency and severity more than offset higher earned premium. The homeowners loss ratio in the fourth quarter was 61.6 while the combined ratio of 138.5 continues to be adversely impacted by high start-up costs.

◦
Encompass net written premium declined by 10.2% and policies in force were 13.4% lower in the fourth quarter of 2016 compared to the prior year quarter, reflecting our continued focus on improving returns in this business. The majority of the decline in policies in force was in six states. Both the recorded combined ratio of 90.0 and underlying combined ratio* of 90.7 improved in the fourth quarter of 2016 compared to the same period a year ago.

•
Allstate Financial net income was $127 million and operating income was $130 million in the fourth quarter of 2016. Operating income was $32 million higher than the prior year quarter which was largely the result of performance-based investment returns that were in excess of long-term expectations.

Allstate Financial Results
	Three months ended December 31,			Twelve months ended December 31,
($ in millions)	2016	2015	% Change	2016	2015	% Change
Net Income	$127	$39	225.6	$391	$663	(41.0)
Allstate Life	58	55	5.5	219	229	(4.4)
Allstate Benefits	22	20	10.0	96	104	(7.7)
Allstate Annuities	47	(36)	NM	76	330	(77.0)
Operating Income	$130	$98	32.7	$448	$509	(12.0)
Allstate Life	66	67	(1.5)	247	239	3.3
Allstate Benefits	23	23	—	100	104	(3.8)
Allstate Annuities	41	8	NM	101	166	(39.2)
NM = not meaningful

◦
Allstate Life net income was $58 million and operating income was $66 million in the fourth quarter of 2016. Operating income was $1 million lower than the prior year quarter as higher premiums and improved mortality were offset by lower net investment income.

◦
Allstate Benefits net income was $22 million and operating income was $23 million in the fourth quarter of 2016. Operating income was flat to the prior year quarter, as new business growth was offset by higher benefit costs and on-going investments in the business.

◦
Allstate Annuities net income was $47 million and operating income was $41 million in the fourth quarter of 2016. Operating income was $33 million higher than the prior year quarter, primarily driven by higher performance-based investment income, which included income realization on direct real estate investments and significant appreciation on a few funds.

•
Allstate Investments carrying value of $81.8 billion at year-end 2016 is largely comprised of fixed income securities, which represents 71% of the total portfolio. Investments carrying value increased by $4.0 billion above year-end 2015 and included $1.25 billion attributable to the debt issuance related to the acquisition of SquareTrade and higher unrealized net capital gains of $745 million, as fixed income and public equity valuations increased. The portfolio is managed to deliver attractive risk adjusted returns over an intermediate time horizon with performance measured on a current and multiple-year basis.

Allstate Investment Highlights
	Three months ended December 31,			Twelve months ended December 31,
($ in millions, except ratios)	2016	2015	% / pts Change	2016	2015	% / pts Change
Investment Results
Net investment income	$801	$710	12.8	$3,042	$3,156	(3.6)
Realized capital gains and losses	2	(250)	NM	(90)	30	NM
Change in unrealized net capital gains, pre-tax	(1,245)	(429)	NM	745	(2,148)	NM
Total return on investment portfolio	(0.7)%	(0.2)%	(0.5) pts	4.4%	1.0%	3.4 pts

◦
Net investment income of $801 million increased 12.8% or $91 million in the fourth quarter of 2016 from the prior year quarter. This increase reflects strong performance-based results partially offset by lower interest income on market-based investments, which was impacted by reinvestment and portfolio repositioning.

◦
Net realized capital gains were $2 million in the fourth quarter of 2016, compared to losses of $250 million in the prior year quarter. Net realized gains on sales of $47 million and derivative gains of $25 million, were offset by impairment and change in intent losses of $70 million.

Proactive Capital Management
“Allstate continued to proactively manage shareholders’ capital by returning $369 million during the fourth quarter through a combination of $122 million in common stock dividends and repurchasing $247 million of outstanding shares,” said Steve Shebik, chief financial officer. “For the full year we returned a total of $1.8 billion to shareholders. As of December 31, 2016, $691 million remained on the $1.5 billion authorization. Allstate completed the acquisition of SquareTrade in January 2017 utilizing the proceeds from the December 2016 debt issuance and corporate cash, with no impact on Allstate’s existing share repurchase program. Operating income return on common shareholders’ equity* was 10.4% for 2016. Book value per diluted common share of $50.77 was 7.2% higher than December 31, 2015.”

Visit www.allstateinvestors.com to view additional information about Allstate’s results, including a webcast of its quarterly conference call and the call presentation. The conference call will be held at 9 a.m. ET on Thursday, February 2.

The Allstate Corporation (NYSE: ALL) is the nation’s largest publicly held personal lines insurer, protecting approximately 16 million households from life’s uncertainties through auto, home, life and other insurance offered through its Allstate, Esurance, Encompass and Answer Financial brand names. Now celebrating its 85th anniversary as an insurer, Allstate is widely known through the slogan “You’re In Good Hands With Allstate®.” Allstate agencies are in virtually every local community in America.

Financial information, including material announcements about The Allstate Corporation, is routinely posted on www.allstateinvestors.com.

Forward-Looking Statements
This news release contains “forward-looking statements” that anticipate results based on our estimates, assumptions and plans that are subject to uncertainty. These statements are made subject to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. These forward-looking statements do not relate strictly to historical or current facts and may be identified by their use of words like “plans,” “seeks,” “expects,” “will,” “should,” “anticipates,” “estimates,” “intends,” “believes,” “likely,” “targets” and other words with similar meanings. We believe these statements are based on reasonable estimates, assumptions and plans. However, if the estimates, assumptions or plans underlying the forward-looking statements prove inaccurate or if other risks or uncertainties arise, actual results could differ materially from those communicated in these forward-looking statements. Factors that could cause actual results to differ materially from those expressed in, or implied by, the forward-looking statements may be found in our filings with the U.S. Securities and Exchange Commission, including the “Risk Factors” section in our most recent Annual Report on Form 10-K. Forward-looking statements speak only as of the date on which they are made, and we assume no obligation to update or revise any forward-looking statement.

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

($ in millions, except per share data)	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
	(unaudited)		(unaudited)
Revenues
Property-liability insurance premiums	$7,901	$7,684	$31,307	$30,309
Life and annuity premiums and contract charges	574	547	2,275	2,158
Net investment income	801	710	3,042	3,156
Realized capital gains and losses:
Total other-than-temporary impairment (“OTTI”) losses	(72)	(166)	(313)	(452)
OTTI losses reclassified to (from) other comprehensive income	2	16	10	36
Net OTTI losses recognized in earnings	(70)	(150)	(303)	(416)
Sales and other realized capital gains and losses	72	(100)	213	446
Total realized capital gains and losses	2	(250)	(90)	30
	9,278	8,691	36,534	35,653

Costs and expenses
Property-liability insurance claims and claims expense	5,083	5,199	22,221	21,034
Life and annuity contract benefits	464	456	1,857	1,803
Interest credited to contractholder funds	168	183	726	761
Amortization of deferred policy acquisition costs	1,157	1,116	4,550	4,364
Operating costs and expenses	1,063	938	4,106	4,081
Restructuring and related charges	9	7	30	39
Interest expense	77	73	295	292
	8,021	7,972	33,785	32,374

Gain on disposition of operations	1	1	5	3

Income from operations before income tax expense	1,258	720	2,754	3,282

Income tax expense	418	231	877	1,111

Net income	840	489	1,877	2,171

Preferred stock dividends	29	29	116	116

Net income applicable to common shareholders	$811	$460	$1,761	$2,055

Earnings per common share:

Net income applicable to common shareholders per common share – Basic	$2.20	$1.19	$4.72	$5.12

Weighted average common shares – Basic	368.0	385.0	372.8	401.1

Net income applicable to common shareholders per common share – Diluted	$2.18	$1.18	$4.67	$5.05

Weighted average common shares – Diluted	372.5	390.2	377.3	406.8

Cash dividends declared per common share	$0.33	$0.30	$1.32	$1.20

THE ALLSTATE CORPORATION
BUSINESS RESULTS
($ in millions, except ratios)	Three months ended		Twelve months ended
	December 31,		December 31,
	2016	2015	2016	2015
Property-Liability
Premiums written	$7,723	$7,551	$31,600	$30,871
Premiums earned	$7,901	$7,684	$31,307	$30,309
Claims and claims expense	(5,083)	(5,199)	(22,221)	(21,034)
Amortization of deferred policy acquisition costs	(1,086)	(1,052)	(4,267)	(4,102)
Operating costs and expenses	(927)	(812)	(3,580)	(3,575)
Restructuring and related charges	(9)	(10)	(29)	(39)
Underwriting income	796	611	1,210	1,559
Net investment income	338	280	1,266	1,237
Income tax expense on operations	(383)	(299)	(812)	(952)
Realized capital gains and losses, after-tax	10	(99)	—	(154)
Net income applicable to common shareholders	$761	$493	$1,664	$1,690
Catastrophe losses	$303	$358	$2,572	$1,719
Amortization of purchased intangible assets	$5	$13	$32	$50
Operating ratios:
Claims and claims expense ratio	64.3	67.6	71.0	69.4
Expense ratio	25.6	24.4	25.1	25.5
Combined ratio	89.9	92.0	96.1	94.9
Effect of catastrophe losses on combined ratio	3.8	4.7	8.2	5.7
Effect of prior year reserve reestimates on combined ratio	(1.7)	(0.4)	(0.1)	0.3
Effect of catastrophe losses included in prior year reserve reestimates on combined ratio	(0.1)	(0.2)	—	—
Effect of amortization of purchased intangible assets on combined ratio	—	0.1	0.1	0.2
Effect of Discontinued Lines and Coverages on combined ratio	—	—	0.3	0.2

Allstate Financial
Premiums and contract charges	$574	$547	$2,275	$2,158
Net investment income	453	420	1,734	1,884
Contract benefits	(464)	(456)	(1,857)	(1,803)
Interest credited to contractholder funds	(177)	(186)	(723)	(760)
Amortization of deferred policy acquisition costs	(70)	(65)	(277)	(257)
Operating costs and expenses	(127)	(119)	(497)	(472)
Restructuring and related charges	—	3	(1)	—
Income tax expense on operations	(59)	(46)	(206)	(241)
Operating income	130	98	448	509
Realized capital gains and losses, after-tax	(8)	(62)	(54)	173
Valuation changes on embedded derivatives that are not hedged, after-tax	6	2	(2)	(1)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	(1)	—	(4)	(3)
Gain on disposition of operations, after-tax	—	1	3	2
Change in accounting for investments in qualified affordable housing projects, after-tax	—	—	—	(17)
Net income applicable to common shareholders	$127	$39	$391	$663

Corporate and Other
Net investment income	$10	$10	$42	$35
Operating costs and expenses	(86)	(80)	(324)	(326)
Income tax benefit on operations	29	27	106	109
Preferred stock dividends	(29)	(29)	(116)	(116)
Operating loss	(76)	(72)	(292)	(298)
Realized capital gains and losses, after-tax	(1)	—	(2)	—
Net loss applicable to common shareholders	$(77)	$(72)	$(294)	$(298)
Consolidated net income applicable to common shareholders	$811	$460	$1,761	$2,055

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF FINANCIAL POSITION

($ in millions, except par value data)	December 31, 2016	December 31, 2015
Assets	(unaudited)
Investments:
Fixed income securities, at fair value (amortized cost $56,576 and $57,201)	$57,839	$57,948
Equity securities, at fair value (cost $5,157 and $4,806)	5,666	5,082
Mortgage loans	4,486	4,338
Limited partnership interests	5,814	4,874
Short-term, at fair value (amortized cost $4,288 and $2,122)	4,288	2,122
Other	3,706	3,394
Total investments	81,799	77,758
Cash	436	495
Premium installment receivables, net	5,597	5,544
Deferred policy acquisition costs	3,954	3,861
Reinsurance recoverables, net	8,745	8,518
Accrued investment income	567	569
Property and equipment, net	1,065	1,024
Goodwill	1,219	1,219
Other assets	1,835	2,010
Separate Accounts	3,393	3,658
Total assets	$108,610	$104,656
Liabilities
Reserve for property-liability insurance claims and claims expense	$25,250	$23,869
Reserve for life-contingent contract benefits	12,239	12,247
Contractholder funds	20,260	21,295
Unearned premiums	12,583	12,202
Claim payments outstanding	879	842
Deferred income taxes	487	90
Other liabilities and accrued expenses	6,599	5,304
Long-term debt	6,347	5,124
Separate Accounts	3,393	3,658
Total liabilities	88,037	84,631
Shareholders’ equity
Preferred stock and additional capital paid-in, $1 par value, 72.2 thousand shares issued and outstanding, $1,805 aggregate liquidation preference	1,746	1,746
Common stock, $.01 par value, 900 million issued, 366 million and 381 million shares outstanding	9	9
Additional capital paid-in	3,303	3,245
Retained income	40,678	39,413
Deferred ESOP expense	(6)	(13)
Treasury stock, at cost (534 million and 519 million shares)	(24,741)	(23,620)
Accumulated other comprehensive income:
Unrealized net capital gains and losses:
Unrealized net capital gains and losses on fixed income securities with OTTI	57	56
Other unrealized net capital gains and losses	1,091	608
Unrealized adjustment to DAC, DSI and insurance reserves	(95)	(44)
Total unrealized net capital gains and losses	1,053	620
Unrealized foreign currency translation adjustments	(50)	(60)
Unrecognized pension and other postretirement benefit cost	(1,419)	(1,315)
Total accumulated other comprehensive loss	(416)	(755)
Total shareholders’ equity	20,573	20,025
Total liabilities and shareholders’ equity	$108,610	$104,656

THE ALLSTATE CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
($ in millions)	Twelve months ended December 31,
	2016	2015
Cash flows from operating activities	(unaudited)
Net income	$1,877	$2,171
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation, amortization and other non-cash items	382	371
Realized capital gains and losses	90	(30)
Gain on disposition of operations	(5)	(3)
Interest credited to contractholder funds	726	761
Changes in:
Policy benefits and other insurance reserves	631	473
Unearned premiums	362	638
Deferred policy acquisition costs	(165)	(239)
Premium installment receivables, net	(42)	(134)
Reinsurance recoverables, net	(264)	(178)
Income taxes	417	(119)
Other operating assets and liabilities	(16)	(95)
Net cash provided by operating activities	3,993	3,616
Cash flows from investing activities
Proceeds from sales
Fixed income securities	25,061	28,693
Equity securities	5,546	3,754
Limited partnership interests	881	1,101
Mortgage loans	—	6
Other investments	262	545
Investment collections
Fixed income securities	4,533	4,432
Mortgage loans	501	538
Other investments	421	293
Investment purchases
Fixed income securities	(27,990)	(30,758)
Equity securities	(5,950)	(4,960)
Limited partnership interests	(1,450)	(1,343)
Mortgage loans	(646)	(687)
Other investments	(885)	(902)
Change in short-term investments, net	(2,446)	385
Change in other investments, net	(51)	(52)
Purchases of property and equipment, net	(313)	(303)
Net cash (used in) provided by investing activities	(2,526)	742
Cash flows from financing activities
Proceeds from issuance of long-term debt	1,236	—
Repayments of long-term debt	(17)	(20)
Contractholder fund deposits	1,049	1,052
Contractholder fund withdrawals	(2,087)	(2,327)
Dividends paid on common stock	(486)	(483)
Dividends paid on preferred stock	(116)	(116)
Treasury stock purchases	(1,337)	(2,808)
Shares reissued under equity incentive plans, net	164	130
Excess tax benefits on share-based payment arrangements	32	45
Other	36	7
Net cash used in financing activities	(1,526)	(4,520)
Net decrease in cash	(59)	(162)
Cash at beginning of year	495	657
Cash at end of year	$436	$495

The following table presents the investment portfolio by strategy as of December 31, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Fixed income securities	$57,839	$50,527	$7,246	$66	$—
Equity securities	5,666	4,221	1,346	99	—
Mortgage loans	4,486	4,486	—	—	—
Limited partnership interests	5,814	502	—	5,292	20
Short-term investments	4,288	3,475	813	—	—
Other	3,706	3,014	160	532	—
Total	$81,799	$66,225	$9,565	$5,989	$20

Property-Liability	$42,722	$31,216	$8,313	$3,181	$12
Allstate Financial	36,840	32,772	1,252	2,808	8
Corporate & Other	2,237	2,237	—	—	—
Total	$81,799	$66,225	$9,565	$5,989	$20

The following table presents investment income by investment strategy for the three months and twelve months ended December 31.

	Three months ended December 31,		Twelve months ended December 31,
($ in millions)	2016	2015	2016	2015
Market-Based Core	$587	$614	$2,340	$2,495
Market-Based Active	68	59	262	213
Performance-Based Long-Term	190	74	606	589
Performance-Based Opportunistic	—	2	5	9
Investment income, before expense	845	749	3,213	3,306
Investment expense	(44)	(39)	(171)	(150)
Net investment income	$801	$710	$3,042	$3,156

The following table presents investment income by investment type and strategy for the three months and twelve months ended December 31, 2016.

($ in millions)	Total	Market-Based Core	Market-Based Active	Performance-Based Long-Term	Performance-Based Opportunistic
Three months ended December 31, 2016
Fixed income securities	$514	$455	$58	$1	$—
Equity securities	34	29	5	—	—
Mortgage loans	55	55	—	—	—
Limited partnership interests	178	(1)	—	179	—
Short-term investments	5	4	1	—	—
Other	59	45	4	10	—
Investment income, before expense	845	$587	$68	$190	$—
Investment expense	(44)
Net investment income	$801

Property-Liability	$359	$211	$59	$89	$—
Allstate Financial	474	364	9	101	—
Corporate & Other	12	12	—	—	—
Investment income, before expense	$845	$587	$68	$190	$—

Twelve months ended December 31, 2016
Fixed income securities	$2,060	$1,829	$223	$4	$4
Equity securities	137	114	23	—	—
Mortgage loans	217	217	—	—	—
Limited partnership interests	561	—	—	561	—
Short-term investments	16	12	4	—	—
Other	222	168	12	41	1
Investment income, before expense	3,213	$2,340	$262	$606	$5
Investment expense	(171)
Net investment income	$3,042

Property-Liability	$1,356	$828	$228	$297	$3
Allstate Financial	1,808	1,463	34	309	2
Corporate & Other	49	49	—	—	—
Investment income, before expense	$3,213	$2,340	$262	$606	$5

Definitions of Non-GAAP Measures
We believe that investors’ understanding of Allstate’s performance is enhanced by our disclosure of the following non-GAAP measures. Our methods for calculating these measures may differ from those used by other companies and therefore comparability may be limited.
Operating income is net income applicable to common shareholders, excluding:

•
realized capital gains and losses, after-tax, except for periodic settlements and accruals on non-hedge derivative instruments, which are reported with realized capital gains and losses but included in operating income,

•	valuation changes on embedded derivatives that are not hedged, after-tax,

•
amortization of deferred policy acquisition costs (DAC) and deferred sales inducements (DSI), to the extent they resulted from the recognition of certain realized capital gains and losses or valuation changes on embedded derivatives that are not hedged, after-tax,

•	amortization of purchased intangible assets, after-tax,

•	gain (loss) on disposition of operations, after-tax, and

•
adjustments for other significant non-recurring, infrequent or unusual items, when (a) the nature of the charge or gain is such that it is reasonably unlikely to recur within two years, or (b) there has been no similar charge or gain within the prior two years.

Net income applicable to common shareholders is the GAAP measure that is most directly comparable to operating income.
We use operating income as an important measure to evaluate our results of operations. We believe that the measure provides investors with a valuable measure of the company’s ongoing performance because it reveals trends in our insurance and financial services business that may be obscured by the net effect of realized capital gains and losses, valuation changes on embedded derivatives that are not hedged, amortization of purchased intangible assets, gain (loss) on disposition of operations and adjustments for other significant non-recurring, infrequent or unusual items. Realized capital gains and losses, valuation changes on embedded derivatives that are not hedged and gain (loss) on disposition of operations may vary significantly between periods and are generally driven by business decisions and external economic developments such as capital market conditions, the timing of which is unrelated to the insurance underwriting process. Consistent with our intent to protect results or earn additional income, operating income includes periodic settlements and accruals on certain derivative instruments that are reported in realized capital gains and losses because they do not qualify for hedge accounting or are not designated as hedges for accounting purposes. These instruments are used for economic hedges and to replicate fixed income securities, and by including them in operating income, we are appropriately reflecting their trends in our performance and in a manner consistent with the economically hedged investments, product attributes (e.g. net investment income and interest credited to contractholder funds) or replicated investments. Amortization of purchased intangible assets is excluded because it relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. Non-recurring items are excluded because, by their nature, they are not indicative of our business or economic trends. Accordingly, operating income excludes the effect of items that tend to be highly variable from period to period and highlights the results from ongoing operations and the underlying profitability of our business. A byproduct of excluding these items to determine operating income is the transparency and understanding of their significance to net income variability and profitability while recognizing these or similar items may recur in subsequent periods. Operating income is used by management along with the other components of net income applicable to common shareholders to assess our performance. We use adjusted measures of operating income in incentive compensation. Therefore, we believe it is useful for investors to evaluate net income applicable to common shareholders, operating income and their components separately and in the aggregate when reviewing and evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s performance. We note that the price to earnings multiple commonly used by insurance investors as a forward-looking valuation technique uses operating income as the denominator. Operating income should not be considered a substitute for net income applicable to common shareholders and does not reflect the overall profitability of our business.

The following tables reconcile net income applicable to common shareholders and operating income. Taxes on adjustments to reconcile net income applicable to common shareholders and operating income generally use a 35% effective tax rate and are reported net with the reconciling adjustment. If the effective tax rate is other than 35%, this is specified in the disclosure.

($ in millions, except per share data)	For the three months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Net income applicable to common shareholders	$761	$493	$127	$39	$811	$460	$2.18	$1.18
Realized capital gains and losses, after-tax	(10)	99	8	62	(1)	161	—	0.41
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	(6)	(2)	(6)	(2)	(0.02)	(0.01)
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	1	—	1	—	—	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(2)	(1)	—	—	(2)	(1)	—	—
Amortization of purchased intangible assets, after-tax	4	8	—	—	4	8	0.01	0.02
Gain on disposition of operations, after-tax	—	—	—	(1)	—	(1)	—	—
Operating income*	$753	$599	$130	$98	$807	$625	$2.17	$1.60

	For the twelve months ended December 31,
	Property-Liability		Allstate Financial		Consolidated		Per diluted common share
	2016	2015	2016	2015	2016	2015	2016	2015
Net income applicable to common shareholders	$1,664	$1,690	$391	$663	$1,761	$2,055	$4.67	$5.05
Realized capital gains and losses, after-tax	—	154	54	(173)	56	(19)	0.15	(0.05)
Valuation changes on embedded derivatives that are not hedged, after-tax	—	—	2	1	2	1	—	—
DAC and DSI amortization relating to realized capital gains and losses and valuation changes on embedded derivatives that are not hedged, after-tax	—	—	4	3	4	3	0.01	—
Reclassification of periodic settlements and accruals on non-hedge derivative instruments, after-tax	(3)	(2)	—	—	(3)	(2)	(0.01)	—
Amortization of purchased intangible assets, after-tax	21	32	—	—	21	32	0.06	0.08
Gain on disposition of operations, after-tax	—	—	(3)	(2)	(3)	(2)	(0.01)	—
Change in accounting for investments in qualified affordable housing projects, after-tax (all tax)	—	28	—	17	—	45	—	0.11
Operating income*	$1,682	$1,902	$448	$509	$1,838	$2,113	$4.87	$5.19
Operating income return on common shareholders’ equity is a ratio that uses a non-GAAP measure. It is calculated by dividing the rolling 12-month operating income by the average of common shareholders’ equity at the beginning and at the end of the 12-months, after excluding the effect of unrealized net capital gains and losses. Return on common shareholders’ equity is the most directly comparable GAAP measure. We use operating income as the numerator for the same reasons we use operating income, as discussed above. We use average common shareholders’ equity excluding the effect of unrealized net capital gains and losses for the denominator as a representation of common shareholders’ equity primarily attributable to the company’s earned and realized business operations because it eliminates the effect of items that are unrealized and vary significantly between periods due to external economic developments such as capital market conditions like changes in equity prices and interest rates, the amount and timing of which are unrelated to the insurance underwriting process. We use it to supplement our evaluation of net income applicable to common shareholders and return on common shareholders’ equity because it excludes the effect of items that tend to be highly variable from period to period. We believe that this measure is useful to investors and that it provides a valuable tool for investors when considered along with return on common shareholders’ equity because it eliminates the after-tax effects of realized and unrealized net capital gains and losses that can fluctuate significantly from period to period and that are driven by economic developments, the magnitude and timing of which are generally not influenced by management. In addition, it eliminates non-recurring items that are not indicative of our ongoing business or economic trends. A byproduct of excluding the items noted above to determine operating income return on common shareholders’ equity from return on common shareholders’ equity is the transparency and understanding of their significance to return on common shareholders’ equity variability and profitability while recognizing these or similar items may recur in subsequent periods. We use adjusted measures of operating income return on common shareholders’ equity in incentive compensation. Therefore, we believe it is useful for investors to have operating income return on common shareholders’ equity and return on common shareholders’ equity when evaluating our performance. We note that investors, financial analysts, financial and business media organizations and rating agencies utilize operating income return on common shareholders’ equity results in their evaluation of our and our industry’s financial performance and in their investment decisions, recommendations and communications as it represents a reliable, representative and consistent measurement of the industry and the company and management’s utilization of capital. Operating income return on common shareholders’ equity should not be considered a substitute for return on common shareholders’ equity and does not reflect the overall profitability of our business.

The following tables reconcile return on common shareholders’ equity and operating income return on common shareholders’ equity.

($ in millions)	For the twelve months ended December 31,
	2016	2015
Return on common shareholders’ equity
Numerator:
Net income applicable to common shareholders	$1,761	$2,055
Denominator:
Beginning common shareholders’ equity (1)	$18,279	$20,558
Ending common shareholders’ equity (1)	18,827	18,279
Average common shareholders’ equity	$18,553	$19,419
Return on common shareholders’ equity	9.5%	10.6%

($ in millions)	For the twelve months ended December 31,
	2016	2015
Operating income return on common shareholders’ equity
Numerator:
Operating income	$1,838	$2,113

Denominator:
Beginning common shareholders’ equity	$18,279	$20,558
Unrealized net capital gains and losses	620	1,926
Adjusted beginning common shareholders’ equity	17,659	18,632

Ending common shareholders’ equity	18,827	18,279
Unrealized net capital gains and losses	1,053	620
Adjusted ending common shareholders’ equity	17,774	17,659
Average adjusted common shareholders’ equity	$17,717	$18,146
Operating income return on common shareholders’ equity*	10.4%	11.6%
_____________
(1) Excludes equity related to preferred stock of $1,746 million.

Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”) is a non-GAAP ratio, which is computed as the difference between four GAAP operating ratios: the combined ratio, the effect of catastrophes on the combined ratio, the effect of prior year non-catastrophe reserve reestimates on the combined ratio, and the effect of amortization of purchased intangible assets on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends in our Property-Liability business that may be obscured by catastrophe losses, prior year reserve reestimates and amortization of purchased intangible assets. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. Amortization of purchased intangible assets relates to the acquisition purchase price and is not indicative of our underlying insurance business results or trends. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. We also provide it to facilitate a comparison to our outlook on the underlying combined ratio. The most directly comparable GAAP measure is the combined ratio. The underlying combined ratio should not be considered a substitute for the combined ratio and does not reflect the overall underwriting profitability of our business.

The following tables reconcile the respective combined ratio to the underlying combined ratio.

Property-Liability	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	89.9	92.0	96.1	94.9
Effect of catastrophe losses	(3.8)	(4.7)	(8.2)	(5.7)
Effect of prior year non-catastrophe reserve reestimates	1.6	0.2	0.1	(0.3)
Effect of amortization of purchased intangible assets	—	(0.1)	(0.1)	(0.2)
Combined ratio excluding the effect of catastrophes, prior year reserve reestimates and amortization of purchased intangible assets (“underlying combined ratio”)*	87.7	87.4	87.9	88.7

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.2)	—	—
Underwriting margin is calculated as 100% minus the combined ratio.

Allstate Protection Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	96.0	99.3	99.2	99.9
Effect of catastrophe losses	(1.2)	(1.0)	(2.7)	(1.2)
Effect of prior year non-catastrophe reserve reestimates	2.1	0.2	0.7	(0.2)
Effect of amortization of purchased intangible assets	—	(0.2)	(0.1)	(0.2)
Underlying combined ratio*	96.9	98.3	97.1	98.3

Effect of prior year catastrophe reserve reestimates	—	(0.2)	—	(0.1)

Allstate Protection Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	69.9	71.8	85.2	79.9
Effect of catastrophe losses	(10.6)	(14.6)	(24.4)	(18.4)
Effect of prior year non-catastrophe reserve reestimates	1.3	0.3	0.5	0.4
Underlying combined ratio*	60.6	57.5	61.3	61.9

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.5)	0.2	—

Allstate Brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	89.0	91.0	94.9	93.4
Effect of catastrophe losses	(4.0)	(4.9)	(8.5)	(5.8)
Effect of prior year non-catastrophe reserve reestimates	1.5	0.1	0.4	(0.2)
Underlying combined ratio*	86.5	86.2	86.8	87.4

Effect of prior year catastrophe reserve reestimates	(0.1)	(0.2)	—	(0.1)

Allstate Brand - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	95.3	98.6	98.6	98.9
Effect of catastrophe losses	(1.2)	(1.1)	(2.8)	(1.3)
Effect of prior year non-catastrophe reserve reestimates	2.0	0.1	0.6	(0.3)
Underlying combined ratio*	96.1	97.6	96.4	97.3

Effect of prior year catastrophe reserve reestimates	—	(0.2)	(0.1)	(0.1)

Allstate Brand - Homeowners Insurance	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	68.7	71.0	83.7	78.6
Effect of catastrophe losses	(10.8)	(15.0)	(24.6)	(18.3)
Effect of prior year non-catastrophe reserve reestimates	1.2	—	0.4	0.2
Underlying combined ratio*	59.1	56.0	59.5	60.5

Effect of prior year catastrophe reserve reestimates	(0.5)	(0.5)	0.1	(0.1)

Allstate Brand - Other Personal Lines	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	87.1	80.3	89.6	87.5
Effect of catastrophe losses	(9.7)	(8.4)	(11.8)	(8.1)
Effect of prior year non-catastrophe reserve reestimates	(0.7)	—	0.7	(0.6)
Underlying combined ratio*	76.7	71.9	78.5	78.8

Effect of prior year catastrophe reserve reestimates	(0.2)	(0.3)	(0.2)	(0.1)

Encompass Brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	90.0	95.5	99.9	102.0
Effect of catastrophe losses	(3.1)	(4.8)	(9.2)	(8.7)
Effect of prior year non-catastrophe reserve reestimates	3.8	1.6	(0.4)	(0.7)
Underlying combined ratio*	90.7	92.3	90.3	92.6

Effect of prior year catastrophe reserve reestimates	—	(0.3)	—	(0.1)

Esurance Brand - Auto Insurance	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	103.9	105.6	104.0	109.3
Effect of catastrophe losses	(1.0)	(0.5)	(1.5)	(0.7)
Effect of prior year non-catastrophe reserve reestimates	2.2	1.3	1.3	1.1
Effect of amortization of purchased intangible assets	(0.9)	(2.3)	(1.4)	(2.2)
Underlying combined ratio*	104.2	104.1	102.4	107.5

Effect of prior year catastrophe reserve reestimates	—	—	—	—
Underlying loss ratio is a non-GAAP ratio, which is computed as the difference between three GAAP operating ratios: the loss ratio, the effect of catastrophes on the combined ratio and the effect of prior year non-catastrophe reserve reestimates on the combined ratio. We believe that this ratio is useful to investors and it is used by management to reveal the trends that may be obscured by catastrophe losses and prior year reserve reestimates. Catastrophe losses cause our loss trends to vary significantly between periods as a result of their incidence of occurrence and magnitude, and can have a significant impact on the combined ratio. Prior year reserve reestimates are caused by unexpected loss development on historical reserves. We believe it is useful for investors to evaluate these components separately and in the aggregate when reviewing our underwriting performance. The most directly comparable GAAP measure is the loss ratio. The underlying loss ratio should not be considered a substitute for the loss ratio and does not reflect the overall loss ratio of our business.
The following table reconciles the Esurance brand combined ratio to the Esurance brand underlying loss ratio and underlying combined ratio.

Esurance Brand - Total	Three months ended December 31,		Twelve months ended December 31,
	2016	2015	2016	2015
Combined ratio	105.0	107.0	107.5	110.3
Effect of catastrophe losses	(1.2)	(0.8)	(2.2)	(0.9)
Effect of prior year non-catastrophe reserve reestimates	2.1	1.3	1.3	1.2
Effect of amortization of purchased intangible assets	(0.9)	(2.2)	(1.4)	(2.2)
Underlying combined ratio*	105.0	105.3	105.2	108.4
Expense ratio, excluding the effect of amortization of purchased intangible assets	(28.7)	(30.0)	(30.3)	(33.0)
Underlying loss ratio*	76.3	75.3	74.9	75.4

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